Exhibit 3.2
CERTIFICATE
REGARDING ADOPTION BY THE SHAREHOLDERS OF
PARK NATIONAL CORPORATION ON APRIL 25, 2022
OF AMENDMENTS TO SECTION 1.10 AND SECTION 2.04 OF
PARK NATIONAL CORPORATION’S REGULATIONS

The undersigned hereby certifies that he is the duly elected, qualified and acting Chief Financial Officer, Secretary and Treasurer of Park National Corporation, an Ohio corporation (the “Corporation”); that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation was duly called and held on April 25, 2022, at which Annual Meeting a quorum of the shareholders of the Corporation was at all times present in person or by proxy; and that the shareholders of the Corporation duly adopted, by the affirmative vote of the holders of common shares entitling them to exercise more than the required two-thirds of the voting power of the Corporation, the resolution providing for the amendments to Section 1.10 and Section 2.04 of the Regulations of the Corporation to eliminate the textual references to the right of shareholders of the Corporation to elect to have cumulative voting apply in the election of directors, as set forth on Annex I attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the undersigned Chief Financial Officer, Secretary and Treasurer of Park National Corporation, acting for and on behalf of the Corporation, has hereunto set his hand this 27th of April, 2022.

/s/ Brady T. Burt
Brady T. Burt,
Chief Financial Officer, Secretary and Treasurer

Exhibit 3.2

ANNEX I

AMENDMENTS TO SECTION 1.10 AND SECTION 2.04 OF THE REGULATIONS OF PARK NATIONAL CORPORATION

RESOLVED, that Section 1.10 and Section 2.04 of the Regulations, as previously amended, of Park National Corporation be amended to eliminate the textual references to the right of the shareholders of Park National Corporation to elect to have cumulative voting apply in the election of directors, the text of which amended Section 1.10 and amended Section 2.04 shall read as follows:

•Amendment to Section 1.10

Section 1.10. Cumulative Voting. [INTENTIONALLY OMITTED.] ~~If notice in writing shall be given by a shareholder to the president, a vice president or the secretary of the corporation, not less than forty-eight hours before the time fixed for holding a meeting of the shareholders for the purpose of electing directors if notice of such meeting shall have been given at least ten days prior thereto, and otherwise not less than twenty-four hours before such time, that such shareholder desires that the voting at such election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses and to give one candidate as many votes as is determined by multiplying the number of directors to be elected by the number of votes to which such shareholder is entitled, or to distribute such number of votes on the same principle among two or more candidates, as he sees fit.~~

~~•~~Amendment to Section 2.04

Section 2.04. Removal. ~~A director or directors~~ All the directors, all the directors of a particular class, or any individual director may be removed from office, ~~with or~~ without assigning any cause, ~~only~~ by the vote of the holders of ~~shares entitling them to exercise not less than a~~ majority of the voting power entitling them ~~of the corporation~~ to elect directors in place of those to be removed~~,~~; ~~provided that unless all the directors, or all the directors of a particular class (if the directors of the corporation are divided into classes), are removed, no individual director shall be removed in case the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all directors, or all directors of a particular class, as the case may be, would be sufficient to elect at least one director.~~ except that if the corporation is an issuing public corporation as that term is defined in Section 1701.01 of the Ohio Revised Code (or any successor or replacement statute) and the directors of the corporation are classified pursuant to Section 1701.57 of the Ohio Revised Code (or any successor or replacement statute), the shareholders may effect that removal only for cause. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy in the board of directors of the corporation.